Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Tracy K. Lorenz
Director of Investor Relations
847/585-3899
www.careered.com

CAREER EDUCATION CORPORATION REPORTS RECORD

RESULTS FOR 2004 SECOND QUARTER

Quarterly Revenue up 60% & Net Income Up 103%;

2Q Starts up 61%; July Student Population Up 31%

Hoffman Estates, Ill. (July 27, 2004) – Career Education Corporation (Nasdaq:CECO) today reported financial results for the second quarter ended June 30, 2004.

Second Quarter, First Half 2004 Results

Second quarter 2004 revenue was $409.4 million, up 60 percent from $256.1 million for the same period last year.  Second quarter 2004 net income was $39.7 million, or $0.38 per diluted share, up 103 percent from last year’s second quarter net income of $19.6 million, or $0.20 per diluted share, after adjusting for the 2-for-1 stock split affected in August 2003.

For the six months ended June 30, 2004, revenues were $812.1 million, up 62 percent from $501.6 million for the same period last year.  Net income for the first half of 2004 was $81.5 million, or $0.78 per diluted share, up 110 percent from $38.8 million, or $0.40 per diluted share, after adjusting for the 2-for-1 stock split affected in August 2003.

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CECO Reports 2Q 2004 Results

Start and Population Data

Second quarter 2004 new student starts rose 61 percent to approximately 20,500, up from approximately 12,700 for the same period last year.

Total Career Education Corporation (CEC) student population on July 31, 2004 is expected to be approximately 81,000, up 31 percent from approximately 62,000 on July 31, 2003.  On a same school basis, student population is expected to increase by approximately 24 percent from July 31, 2003 to July 31, 2004.

Total full-time student population of CEC’s Online Education Group on July 31, 2004 is expected to be approximately 17,600, up 151 percent from the July 31, 2003 population of approximately 7,000.

“Career Education Corporation continued to produce record results by successfully executing its proven strategies of offering students a quality education in career fields with attractive long-term potential,” said John M. Larson, chairman, president and chief executive officer.

Selected Financial Data

Certain supplemental information related to Receivables and Bad Debt Expense are summarized below:

•                  Quarterly Days Sales Outstanding (DSOs) for total net receivables were 25 days at June 30, 2004.   This represents an 8 day decrease from the quarterly DSOs at June 30, 2003 of 33 days. We calculate DSOs by dividing our “Receivables, net” by average daily revenue.  Average daily revenue is computed by dividing quarterly “Total revenue” by the total number of days in the quarter.

•                  Bad Debt Expense was 5.1 percent of total revenue for the quarter ended June 30, 2004, compared to 3.9 percent for the quarter ended June 30, 2003 and 4.9 percent for the quarter ended March 31, 2004.

Business Outlook

Please note that this is an update from previously issued guidance.  While we may make further acquisitions, none are contemplated by these forward-looking statements.

•                  We expect full year 2004 revenues to be approximately $1.69 billion to $1.71 billion and full year 2004 earnings per share to be approximately $1.81.  We expect the Online Education Group’s full year 2004 revenues, included in the preceding amounts, to be approximately $345 million.  Our earnings expectations include higher costs for legal and regulatory matters than previously anticipated.

•                  We expect third quarter 2004 revenues to be approximately $418 to $423 million and third quarter 2004 earnings per share to be approximately $0.38.  We expect diluted weighted average shares outstanding to be approximately 106 million for third quarter 2004.

•                  We expect full year 2004 operating profit margin improvement to be approximately 175 to 200 basis points, with lesser improvement in the fourth quarter of 2004. The Online Education Group’s margins, implicit in the preceding amounts, are expected to be approximately 40 percent for the full year, reflecting spending to support planned growth initiatives.

•                  We continue to expect our 2004 effective income tax rate will be approximately 40.25 percent.

•                  We continue to expect that 2004 capital expenditures will be approximately 8.5 percent of total revenue.

•                  The 2004 guidance reflects expenses and capital spending associated with nine new branch campuses, three of which have already opened and four of which are planned to have their first student starts in 2005. Included in the four which are planned for 2005 starts are new AIU campuses in Dallas and San Antonio, originally planned to open in the second half of 2004, that are awaiting accrediting approval.

Career Education Corporation will host a conference call on Wednesday, July 28, 2004 at 9:30 AM (Eastern Time). Interested parties can access the live webcast of the conference call at www.careered.com. Participants can also listen to the conference call by dialing (617) 786-2903 (international) or (800) 299-9086 (domestic) and citing code 79258489. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. After 12:30 PM (Eastern Time) the same day, an archived version of the webcast will be accessible for 90 days at www.careered.com. A replay of the call will also be available for seven days by calling (617) 801-6888 and citing code 93513371.

Career Education Corporation (www.careered.com) is the world’s largest on-campus provider of private, for-profit, postsecondary education and has a rapidly-growing presence in online education. CEC’s Colleges, Schools and Universities Group operates 81 campuses in the U.S., Canada, France, the United Kingdom and the United Arab Emirates and offers doctoral degree, master’s degree, bachelor’s degree, associate degree and diploma programs in the career-oriented disciplines of visual communication and design technologies, information technology, business studies, culinary arts and health education. The Online Education Group operates American InterContinental University Online and Colorado Technical University Online and offers a variety of degrees in information technology, business, visual communication and education. CEC’s total student population on July 31, 2004 is expected to be approximately 81,000 students.

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements under “Business Outlook” and statements identified by words such as “anticipates,” “expects,” “projects,” “plans,” “will,” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on information currently available to us and involve risks and uncertainties that could cause our actual growth, results, performance and business prospects and opportunities to differ materially from those expressed in, or implied by these statements. These risks and uncertainties, the outcome of which could materially and adversely affect our financial condition and operations, include, but are not limited to: risks related to our ability to comply with, and the impact of changes in, legislation and regulations that affect our ability to participate in student financial aid programs; costs, risks and effects of legal and administrative proceedings and investigations and governmental regulations, including the pending Securities and Exchange Commission investigation and, class action, derivative, Qui Tam, and other lawsuits; risks related to our ability to comply with accrediting agency requirements or obtain accrediting agency approvals; costs and difficulties related to the integration of acquired businesses; future financial and operational results; competition; general economic conditions; ability to manage and continue growth; and other risk factors relating to our industry  and business, as detailed in our Annual Report on Form 10-K for the year ended December 31, 2003, and from time to time in our other reports filed with the SEC. We disclaim any responsibility to update these forward-looking statements.

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Career Education Corporation

CONSOLIDATED STATEMENTS OF INCOME

For the Six Months Ended June 30, 2004 and 2003

(Amounts in thousands, except per share data and percentages)

	2004	% of Revenue	2003	% of Revenue
Revenue:
Tuition and registration fees	$753,247	92.7%	$458,617	91.4%
Other	58,897	7.3%	43,000	8.6%
Total revenue	812,144	100.0%	501,617	100.0%

Operating expenses:
Educational services and facilities	265,319	32.6%	184,188	36.7%
General and administration	386,422	47.6%	235,096	46.9%
Depreciation and amortization	25,987	3.2%	19,028	3.8%
Total operating expenses	677,728	83.4%	438,312	87.4%

Income from operations	134,416	16.6%	63,305	12.6%

Other income (expense):
Interest income	890	0.1%	837	0.2%
Interest expense	(1,542)	-0.2%	(951)	-0.2%
Share of affiliate earnings	2,590	0.3%	2,071	0.4%
Total other income	1,938	0.2%	1,957	0.4%

Income before provision for income taxes	136,354	16.8%	65,262	13.0%

Provision for income taxes	54,882	6.8%	26,431	5.3%

Net income	$81,472	10.0%	$38,831	7.7%

Diluted net income per share	$0.78		$0.40

Diluted weighted average shares outstanding	105,028		96,947

	2004	% of Revenue	2003	% of Revenue
Revenue:
Tuition and registration fees	$380,933	93.1%	$234,616	91.6%
Other	28,435	6.9%	21,458	8.4%
Total revenue	409,368	100.0%	256,074	100.0%

Operating expenses:
Educational services and facilities	137,066	33.5%	92,045	35.9%
General and administration	193,627	47.3%	121,820	47.6%
Depreciation and amortization	13,220	3.2%	9,843	3.9%
Total operating expenses	343,913	84.0%	223,708	87.4%

Income from operations	65,455	16.0%	32,366	12.6%

Other income (expense):
Interest income	538	0.1%	288	0.1%
Interest expense	(713)	-0.2%	(609)	-0.2%
Share of affiliate earnings	1,185	0.3%	905	0.4%
Total other income	1,010	0.2%	584	0.3%

Income before provision for income taxes	66,465	16.2%	32,950	12.9%

Provision for income taxes	26,752	6.5%	13,345	5.2%

Net income	$39,713	9.7%	$19,605	7.7%

Diluted net income per share	$0.38		$0.20

Diluted weighted average shares outstanding	105,484		97,633

Career Education Corporation

SELECTED BALANCE SHEET & FINANCIAL DATA

As of June 30, 2004 and 2003

(Dollars in thousands)

	2004	2003

Cash and cash equivalents	$187,404	$73,284
Receivables, gross	156,408	126,171
Allowance for doubtful accounts	(44,855)	(34,375)
Current assets	371,809	206,239
Total assets	1,182,716	673,384
Deferred tuition revenue	102,619	63,420
Current liabilities	222,553	140,547
Long-term debt, net of current maturities	21,069	36,747
Other long-term liabilities	41,936	22,456
Stockholders’ equity	897,158	473,634

	Purchases of Property and Equipment, net	Net Cash Provided by Operating Activities

For the three months ended June 30, 2004	$33,744	$44,354

For the six months ended June 30, 2004	$53,503	$134,593

Career Education Corporation

SELECTED SEGMENT INFORMATION

(Dollars in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003

Revenue
CSU (1)	$316,282	$223,496	$643,292	$448,189
OEG (2)	93,086	32,578	168,852	53,428

Segment profit (3)
CSU	$36,905	$27,711	$83,591	$61,275
OEG	40,540	16,719	76,084	20,900
Corporate and other	(10,805)	(11,159)	(22,669)	(16,799)

Segment profit percentage
CSU	11.7%	12.4%	13.0%	13.7%
OEG	43.6%	51.3%	45.1%	39.1%

(1)                    The Colleges, Schools, and Universities (“CSU”) segment represents an aggregation of our campus-based operating divisions.

(2)                    The Online Education Group (“OEG”) segment represents an aggregation of our online operating divisions.

(3)                    Segment profit equals the sum of income from operations and share of affiliate earnings.